CARDTRONICS PLC
FOURTH AMENDED AND RESTATED 2007 STOCK INCENTIVE PLANFOR NON-EMPLOYEE SHARE AND CASH AWARDS
RESTRICTED STOCK UNIT AGREEMENT
(Non-Employee Director)
The grant of restricted stock units (“RSUs”) to [●] (the “Participant”) on [●] (the “Grant Date”) by Cardtronics plc, an English public limited company (the “Company”), is subject to the terms and conditions of the Annex to the Cardtronics plc Fourth Amended and Restated 2007 Stock Incentive Plan (as assumed and adopted by the Company) for Non-Employee Share and Cash Awards (the “Plan”) and this Restricted Stock Unit Agreement (this “Agreement”). By the Participant’s acceptance (electronic or otherwise) of this grant of RSUs, the Participant agrees to all the terms and conditions of the Plan, this Agreement, and any country-specific terms and conditions set forth in the addendum to this Agreement.
1.Grant of RSUs. This Agreement applies to the grant to the Participant of [●] RSUs. Each RSU represents a contractual right to receive one Class A ordinary share, nominal value $0.01 each, of Cardtronics plc (an “Ordinary Share”) following the vesting of such RSU in accordance with and subject to this Agreement and the Plan.
2.Vesting Schedule. The Participant’s RSUs will vest [●] on [●] (the “Vesting Date”) provided the Participant continuously serves as a Director of the Company through the Vesting Date and subject to this Agreement and the Plan.
3.Definitions. To the extent any capitalized terms used in this Agreement are not defined herein, they shall have the meaning ascribed to them in the Plan. In addition to the terms defined elsewhere herein, the following capitalized terms shall have the meanings indicated below:
(a)“Disability” shall mean a disability entitling the Participant to benefits under the long-term disability plan maintained by the Company or an Affiliate; provided, however, that if the Participant is not eligible to participate in such plan, then the Participant shall be considered to have incurred a “Disability” if an and when the Committee determines in its discretion that the Participant is permanently and totally unable to perform his or her duties for the Company or any Affiliate as a result of any medically determinable physical or mental impairment as supported

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by a written medical opinion to the foregoing effect by a physician selected by the Committee.
(b)“Termination Date” shall mean the effective date of termination or cessation of the Participant’s service as a Director of the Company.
4.Termination of Service. Unless otherwise expressly provided in this Section 4, in the event the Participant’s service as a Director of the Company is terminated, the Participant shall cease vesting in the RSUs as of the Termination Date and any unvested RSUs shall be forfeited in their entirety. In the event the Participant’s service as a Director of the Company terminates as a result of death or Disability, any unvested RSUs shall become fully vested and paid out in Ordinary Shares within 30 days following termination as a Director of the Company.
5.Settlement of the RSUs. Except as otherwise set forth in Section 4 or Section 7, the Company shall settle the RSUs by arranging for Ordinary Shares to be credited to the Participant’s account in the electronic stock plan account maintained with the brokerage firm engaged by the Company in connection with the operation of the Plan (the “Administrator”) on or within 30 days following the Vesting Date, provided that the Company may require the Participant to pay up the nominal value of such Ordinary Shares of $0.01 before the RSUs are settled. The Participant’s RSUs shall be settled in the form of Ordinary Shares, except to the extent settlement in Ordinary Shares (i) is prohibited under applicable law or would be in breach of the requirements of any applicable regulatory rules, regulations or codes; or (ii) would require the Participant, the Company or an Affiliate to obtain the approval of any governmental or regulatory body in the Participant’s country of residence (and country of service, if different), in which case the RSUs may, at the discretion of the Committee and subject to the Plan and such policies and procedures as it may adopt from time to time, settle the RSUs in cash. The Company may require the Participant to immediately sell any Ordinary Shares acquired by the Participant upon vesting or settlement if necessary to comply with applicable local law or to comply with tax obligations with respect to the vesting or settlement (in which case, the Participant hereby expressly authorizes the Company to issue sales instructions in relation to such Ordinary Shares on the Participant’s behalf). Neither the Company nor the Committee will be liable to the Participant or any other Person for damages relating to any delays in issuing or crediting the Ordinary Shares or any mistakes or errors in the issuance or crediting of the Ordinary Shares.
6.Dividend Equivalent Rights. If the Company declares a dividend with respect to Ordinary Shares, the Participant will receive dividend equivalent rights (the “DERs”) equal to the amount of the dividends payable on the dividend payment date with respect to the number of Ordinary Shares represented by the RSUs outstanding as of the dividend record date. The DERs will be subject to the same terms and conditions that apply to the RSUs (including vesting conditions), such that no payment shall be due to the Participant unless and until the corresponding RSUs have vested in accordance with Section 2. The DERs will be settled in cash on the date the underlying RSUs are settled, subject to the

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Company’s collection of the Tax-Related Items pursuant to Section 8. If an RSU is settled before a dividend payment date, but after the dividend record date, the Participant will be entitled to be paid for the DERs that relate to such RSUs on the dividend payment date, or within 30 days thereafter; provided that payment for such DERs shall be made no later than the later of (i) the last day of the taxable year in which the settlement of the RSUs occurs and (ii) the fifteenth (15th) day of the third (3rd) calendar month following the settlement of the RSUs.
7.Corporate Change. In the event of a Corporate Change, (i) if the Participant’s then outstanding RSUs are continued, assumed or substituted for awards with substantially the same terms, by the Company or the surviving company or corporation or its parent, such RSUs shall be eligible to continue to vest in accordance with the terms of this Agreement; provided that, if, on or following the date of consummation of the Corporate Change, the Participant’s service is terminated by the Company or the surviving company or corporation or its parent, and such termination of employment is a “separation from service (within the meaning of Treasury Regulation 1.409A-1(h)), such RSUs shall fully vest and be paid out in Ordinary Shares within thirty (30) days following such termination,  or (ii) if the Participant’s then outstanding RSUs are not continued, assumed or substituted for awards with substantially the same terms, by the Company or the surviving company or corporation or its parent, such outstanding RSUs shall fully vest as of immediately prior to the Corporate Change and be paid out in Ordinary Shares at the consummation of the Corporate Change.
8.Taxes. Regardless of any action the Company or its Affiliates take with respect to any or all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (the “Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and that the Company and its Affiliates (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of the RSUs, the settlement of RSUs, the subsequent sale of any Ordinary Shares acquired pursuant to the RSUs and the receipt of any dividends or DERs and (ii) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items
Participant shall be solely responsible for the payment of any Tax-Related Items and Participant shall timely remit all Tax-Related Items to the Internal Revenue Service and any other required governmental agencies. The Participant further acknowledges and agrees that, during Service and after the Participant’s termination of Service, Participant will indemnify, defend and hold the Company harmless from all such taxes, interest, penalties, fees, damages, liabilities, obligations, losses and expenses arising from a failure or alleged failure to make the required reports and payments for income taxes.
If the Participant’s country of residence (or country of employment, if different) requires withholding of Tax-Related Items, then, at the discretion of the Committee, the Company

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will withhold, as a result of the Participant’s participation in the Plan or the Participant’s acquisition of Ordinary Shares, at the applicable statutory rate or other withholding rate, the appropriate Tax-Related Items as determined by the Committee in accordance with the Plan, from the next retainer payment made to the Participant.
9.Nature of Grant. In accepting the grant of the RSUs, the Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Committee at any time, as provided in the Plan and this Agreement;
(b)the grant of RSUs are voluntary and occasional and do not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;
(c)all decisions with respect to future grants of RSUs or other grants, if any, will be at the sole discretion of the Company or the Committee, as applicable, including, but not limited to, the form and timing of awards, the number of Ordinary Shares subject to awards, and the vesting provisions applicable to the awards;
(d)the Participant shall not be entitled and shall be deemed to have waived any possible entitlement, to any compensation for any loss he may suffer as a result of the exercise by the Company or the Committee of, or its failure to exercise, any of the discretions given to it by the Plan;
(e)the Participant is voluntarily participating in the Plan;
(f)the RSUs and the Ordinary Shares subject to the RSUs are not intended to replace any pension rights or compensation;
(g)the RSUs, the Ordinary Shares subject to the RSUs and the value of the same are an extraordinary item of compensation outside the scope of the Participant’s service as a Director of the Company (and Director contract, if any) and are not part of normal or expected Director compensation for any purpose, including calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(h)the future value of the Ordinary Shares underlying the RSUs is unknown, indeterminable and cannot be predicted with certainty; and
(i)the Participant acknowledges and agrees that the Company and any Affiliate shall not be liable for any exchange rate fluctuation between the Participant’s local currency and the U.S. Dollar that may affect the value of the RSUs or of any

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amounts due pursuant to the settlement of the RSUs or the subsequent sale of any Ordinary Shares acquired upon settlement.
10.Insider Trading and Market Abuse Laws. The Participant acknowledges that he or she may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the Participant’s country of residence, which may affect the Participant’s ability to acquire or sell Ordinary Shares or rights to Ordinary Shares (e.g., the RSUs) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions, including the Participant’s country of residence). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for ensuring compliance with any applicable restrictions and is advised to consult with his or her personal legal advisor on this matter.
11.Company Policies. The Participant acknowledges and expressly agrees to all of the terms of the Company’s policies in force and as may be amended or replaced from time to time which apply (as indicated by the terms of such policies) in respect of the grant of the RSUs and receipt of Ordinary Shares thereunder, including (without limitation) the Company’s Stock Ownership Policy, which may apply mandatory holding periods to the Ordinary Shares acquired by the Participant pursuant to the RSUs, and the Company’s Recoupment of Incentive Compensation Policy (also known as the “Clawback Policy”).
12.Compliance with Law. The Company shall not be required to transfer any Ordinary Shares pursuant to this Agreement pending compliance with all applicable securities and other laws, rules and regulations (including any registration requirements or tax withholding requirements) and compliance with the rules and practices of any stock exchange upon which the Ordinary Shares are listed.
13.Country Specific Addendum. Notwithstanding any provisions of this Agreement to the contrary, the RSUs shall be subject to any special terms and conditions for the Participant’s country of residence (and country of service, if different) set forth in the addendum to this Agreement (the “Addendum”). If the Participant transfers residence or service as a Director to another country reflected in the Addendum, the special terms and conditions for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such special terms and conditions is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the RSUs and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer). In all circumstances, any applicable Addendum shall constitute part of this Agreement.
14.No Advice Regarding Grant. The Company and its Affiliates are not providing any tax, legal or financial advice, nor is the Company or its Affiliates making any recommendations regarding the RSUs, the Participant’s participation in the Plan or the

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Participant’s acquisition or sale of the underlying Ordinary Shares. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.
15.Restriction on Transferability. Except to the extent expressly provided in the Plan or this Agreement, the RSUs may not be sold, transferred, pledged, assigned or otherwise alienated at any time. Any attempt to do so contrary to the provisions hereof shall be null and void.
16.Rights as a Shareholder. The Participant shall not have voting or any other rights as a shareholder of the Company with respect to the Ordinary Shares issuable upon the vesting of RSUs until the date of issuance of such Ordinary Shares. Upon settlement of the RSUs, the Participant will obtain, with respect to the Ordinary Shares received in such settlement, full voting and other rights as a shareholder of the Company.
17.Notices. Any notice given to the Participant shall be addressed to the Participant at the address or electronic address listed in the Participant’s electronic stock plan account held with the Administrator. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or the Administrator.
18.Binding Effect. This Agreement shall be binding upon, enforceable against, and inure to the benefit of the Participant, including the Participant’s personal representatives, and the Company and its successors and assigns.
19.Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Grant Date and the provisions of this Agreement, except terms otherwise defined herein, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.
20.Severability. If all or any part of the Plan or this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or this Agreement not declared to be unlawful or invalid. Any provision of this Agreement (or part of such provision) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such provision (or part of such provision) to the fullest extent possible while remaining lawful and valid.
21.Waiver. The waiver by the Company with respect to the Participant (or any other Participant’s) compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant of any provision of this Agreement.

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22.Language. The Participant acknowledges and agrees that it is his or her express intent that the Plan, this Agreement and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the RSUs, be drawn up in English. If the Participant has received the Plan, this Agreement or any other documents related to the RSUs translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
23.Electronic Signatures. Each party agrees that the electronic signatures, whether digital or encrypted, of the parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures. Delivery of a copy of this Agreement or any other document contemplated hereby bearing an original or electronic signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original or electronic signature.
24.Data Privacy. The Company and its Affiliates hereby notify the Participant of the following in relation to the Participant’s personal data and the collection, processing and transfer of such data in relation to the grant of the RSUs and the participation in the Plan pursuant to applicable personal data protection laws. The collection, processing and transfer of the Participant’s personal data is necessary for the Company’s administration of the Plan and the Participant’s participation in the Plan, and the Participant’s denial and/or objection to the collection, processing and transfer of personal data may affect the Participant’s ability to participate in the Plan. As such, the Participant expressly and voluntarily acknowledges, consents and agrees (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein. Special provisions operate for Participants located in Europe (see below) which do not rely on the Participant's consent as the basis for lawful processing.
The Company and its Affiliates hold certain personal information about the Participant, including (but not limited to) the Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all RSUs or any other entitlement to shares awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor for the purpose of managing and administering the Plan (the “Data”). The Data may be provided by the Participant or collected, where lawful, from third parties, and the Company and its Affiliates will process the Data for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Participant’s country of residence. Data processing operations will be performed minimizing the use of personal and identification

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data when such information is unnecessary for the processing purposes sought. The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Participant’s participation in the Plan.
The Company and its Affiliates will transfer Data as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company and its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, the United States or elsewhere throughout the world. The Participant hereby expressly authorizes (where required under applicable law) the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any shares acquired pursuant to the Plan.
The Participant may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (i) obtain confirmation as to the existence of the Data, (ii) verify the content, origin and accuracy of the Data, (iii) request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data and (iv) oppose, for legal reasons, the collection, processing or transfer of the Data that is not necessary or required for the implementation, administration and/or operation of the Plan and the Participant’s participation in the Plan. The Participant may seek to exercise these rights by contacting his or her local Human Resources manager.
Where The General Data Protection Regulation (EU) 2016/679 and local implementing data protection laws ("Data Protection Legislation") apply, the Company and its Affiliates confirm that they will comply with Data Protection Legislation when processing a Participant's data and that further information about the processing of personal data is set out in the privacy notice which has been made available by the employing company and to which the Participant has previously been directed.
25.Controlling Law. The RSUs and this Agreement are governed by, and subject to, the laws of England and Wales. The English courts will have exclusive jurisdiction in respect of all disputes arising under or in connection with the RSUs.
(Signature page follows)

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Participant has executed this Agreement, all as of the date first above written.

        CARDTRONICS PLC

        PARTICIPANT

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